EXHIBIT 2.17



--------------------------------------------------------------------------------

             PUBLIC OFFER FOR ACQUISITION OF COMMON SHARES ISSUED BY

                    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV
                              PUBLICLY HELD COMPANY
                           CNPJ no. 028.808.708/0001-7
                             Code ISIN BRAMBVACNOR4

                           BY ORDER AND ON ACCOUNT OF

                                   INBEV SA/NV
                        Public Limited Liability Company

BANCO ITAU BBA S/A ("Intermediary Institution"), by order and on account of INBEV SA/NV ("InBev" or "Offeror", formerly named Interbrew SA/NV), a public limited liability company duly organized and existing under the laws of Belgium, is hereby submitting to the common shareholders of COMPANHIA DE BEBIDAS DAS
AMERICAS - AMBEV ("AmBev") a public offer ("Offer") for the acquisition of AmBev's common shares ("Common Shares"), pursuant to the procedures of Instruction no. 361/02 of the Brazilian Securities and Exchange Commission (Comissao de Valores Mobiliarios - "CVM") according to the terms and conditions below:

1.   THE OFFER

1.1 Legal Grounds: The Offer is made as a result of the indirect transfer of AmBev's common stock by its former indirect controlling shareholder, BRC SaRL ("Former Controlling Shareholder") to InBev ("Transfer of Control"), as established by article 254-A of Law no. 6.404/76, regulated by CVM Instruction no. 361/02. The notice of the Transfer of Control and the terms of this Offer was given to all shareholders of AmBev through the publication of the Fatos Relevantes (Relevant Notices) on August 31, 2004, September 02, 2004 and October 13, 2004.

1.2 Validity: The Offer shall remain valid for a period of 44 days from the date of its publication, on February 14, 2005. The Offer shall then expire on March 29, 2005, on which date the auction ("Auction") will be held.

1.3 Shares Object of Offer: The Offeror agrees to acquire the following Common Shares, through the Intermediary Institution, by means of this Offer:

     (i) up to 100% of the Common Shares outstanding in the market as of the date of the Auction, which, on December 31, 2004, amounted to 3,577,208,360 Common Shares or 15.2% of the voting capital and 6.3% of the total capital stock of AmBev;

     (ii) the Common Shares held by a subsidiary of AmBev which, on December 31, 2004, amounted to 60,730,600 Common Shares representing 0.3% of AmBev's voting capital and 0.1% of its total capital stock; and

     (iii) Common Shares held by members of AmBev management which, on December 31, 2004, amounted to 6,006,448 Common Shares representing 0.02% of the voting capital and 0.01% of the total capital stock of AmBev.

1.3.1 By disposing of Common Shares in this Offer, common shareholders of AmBev who tender their shares shall be deemed to represent that such Common Shares are free and clear of any lien, security interest, interest in securities, usufruct or other form of encumbrance preventing the immediate exercise by the Offeror of the full ownership of such Common Shares, besides meeting the requirements for trading of such shares as set out in the Sao Paulo Stock Exchange ("BOVESPA") Transaction's Rules.

1.3.2 In case AmBev declares dividends or interest on capital during the period commencing on the date of publication of the terms of this Offer and ending on the effective transfer of the Common Shares tendered at the Auction to the Offeror, the payments of such dividends and/or interest on capital will be made to the shareholders of AmBev registered as owners or beneficiaries of the shares on the date of said declaration, even if, in the case of Share Payment Option (as described in Section 1.4.1 below), those shares were blocked on a CBLC Account (as described in Section 3.1 below).

1.4 Price of the Offer: Under the terms of article 254-A of Law no. 6.404/76, the Offeror is obligated to make this Offer at a price at least equivalent to 80% of the value paid per common share of AmBev to its Former Controlling Shareholder under the Transfer of Control transaction. The acquisition price for the Common Shares tendered at the Auction will be paid in one of the following manners, at the option of each tendering Common Shareholder, subject to the conditions set forth in Sections 1.4.1 and 1.4.2 below:

     (i) payment in ordinary shares of InBev ("Share Payment Option"); or

     (ii) payment in cash, in Brazilian currency ("Cash Payment Option").

1.4.1     Share Payment Option:

          (i) Eligible common shareholders of AmBev that elect the Share Payment Option (each a "Share Option Electing Shareholder") will be entitled to receive 13.827166 ordinary shares of InBev for each lot of 1,000 Common Shares of AmBev they tender in the Auction. InBev shall be entitled to select, in its sole discretion, until the Share Settlement Date (as described in Section
          4.1 below), to deliver to any Share Option Electing Shareholder, either newly issued ordinary shares or already outstanding ordinary shares. If InBev elects to make such payment with newly-issued ordinary shares of InBev, InBev itself will be responsible for the payment thereof. If, on the other hand, InBev elects to make such payment with existing ordinary shares of InBev, such payment will be made directly by InBev and/or through one of its subsidiaries, Interbrew International B.V. ("IIBV"), a corporation duly organized and existing under the laws of The Netherlands, with its principal business address at Ceresstraat 1, 4811 CA Breda, The Netherlands. The Share Payment Option will be available to all common shareholders of AmBev to the extent that, in accepting the use of such option by any such common shareholder of AmBev:

               (a) the Offeror will not be violating any laws and regulations in force in Brazil on the Auction Date (as described in Section 2 below);

               (b) the Offeror will not be delivering any InBev ordinary shares to a United States resident of a Cash Payment Option State (as described in Section 1.6 below); and

               (c) InBev or IIBV, as the case may be, will be entitled to obtain full registration, as a foreign investment in Brazil pursuant to Law 4131/62 or Resolution 2,689 of the Brazilian Monetary Council ("CMN"), of its investment in Brazil resulting from the acquisition of the Common Shares by means of this Offer. The Intermediary Institution will inform the Share Option Electing Shareholders through their Brokers (as defined below) as to which legal entity, InBev or IIBV, will carry out the Share Payment Option within 5 (five) business days after the Auction Date.

          (ii) No fractions of InBev shares will be delivered to the Share Option Electing Shareholders. In the event that any Share Option Electing Shareholder is entitled to receive fractions of InBev shares, such Share Option Electing Shareholder will be entitled to receive on the Share Option Settlement Date (as described in Section 4.1 below) an amount in Brazilian Reais (R$) equal to a proportional fraction of EUR 25.55 per InBev ordinary share, rounded up at the second decimal. Such amount corresponds to the price used for the purposes of calculating the Cash Payment Option (as described below) and shall be converted into Brazilian Reais (R$) by using the exchange rates referred to in Section 1.4.2 of the third business day immediately preceding the Share Option Settlement Date.

          (iii) Each ordinary share of InBev to be delivered in the Share Payment Option will entitle the owner thereof to one vote in the shareholders meetings of InBev. Each such ordinary share of InBev will be entitled only to dividends relating to the financial year ending on December 31, 2005 and to subsequent financial years. The shares of InBev received under the Share Payment Option will trade solely on Euronext Brussels and will not be registered with CVM or the Brazilian stock exchanges. Outstanding InBev shares are already admitted to listing on Euronext Brussels. It is expected that newly issued InBev shares would be admitted to listing on or around the Share Option Settlement Date (as defined in Section 4.1 hereinafter).

1.4.2     Cash Payment Option

          (i) The Cash Payment Option will be paid in an amount in Brazilian Reais (R$) equal to EUR 353.28, converted into U.S. dollars by using the average of the Benchmark fixings (6 pips from the EUR/USD Benchmark Mid Rate) at the following fixing times: 11:00 am, 12:00 pm or 1:15 pm, London time, on the first business day following the Auction Date, as disclosed on Bloomberg page FXBE1 5 minutes after the respective fixing time. Such USD amount shall be further converted into Brazilian Reais (R$) at the USD/BRL exchange ratio furnished by the Brazilian Central Bank ("BACEN"), through the SISBACEN - Brazilian Central Bank Information System, Transaction PTAX800, Currency Code 220, Option 5, closing purchase rate, of the first business day following the Auction Date, for each 1,000 Common Shares issued by AmBev sold by such shareholders in the Auction (each a "Cash Option Electing Shareholder"). The conversion of the Euro amount into U.S. dollars and thereafter the conversion of the resulting U.S. dollar amount into Brazilian Reais is being carried out because of the low liquidity of the foreign exchange market for Euros in Brazil.

          (ii) Payment of the Cash Payment Option will be made by InBev's Brazilian subsidiary, InBev Holding Brasil S.A. ("InBev Brasil"), a company with its registered office in the City of Sao Paulo, State of Sao Paulo, at Av. Brigadeiro Faria Lima, no. 3,729, 7th floor, enrolled at the CNPJ/MF under no. 97.363.642/0001-97.

          (iii) Cash Option Electing Shareholders should be aware that the amount in Brazilian Reais that will be due to such shareholders will not be available on the Auction Date, since the exchange rates that will be used will only be announced after 6.00 pm on the business day following the Auction Date. For the same reason, the registration, by BOVESPA, of the transactions relating to the Offer will only be effective on the second business day following the Auction Date.

1.5 Consequence of the Acceptance of the Offer: By accepting this Offer, each common shareholder of AmBev agrees to dispose of the ownership of his/her Common Shares according to the terms and conditions provided herein, including all rights attached to such Common Shares.

1.6 Notice to U.S. holders: This Offer is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States ("U.S."). Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies. It may be difficult for holders to enforce their rights and any claim they may have arising under the federal securities laws of the U.S., since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. U.S. holders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S.
securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. U.S. holders should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

If you are the resident of a state or other U.S. jurisdiction that requires registration or qualification of the InBev ordinary shares that would be delivered pursuant to the Share Payment Option (the "Cash Payment Option States"), you will not be eligible to receive the Share Payment Option and must select the Cash Payment Option (the "Cash Payment Option States"). By selecting the Share Payment Option, U.S. holders are representing that they are not residents of a state requiring registration or qualification of the InBev ordinary shares that will be delivered pursuant to the Share Payment Option. This is not an offer of the Share Payment Option in any U.S. jurisdiction that would require registration or qualification of the InBev ordinary shares that would be delivered thereunder.

2.   THE AUCTION

2.1 Auction Date: The Auction shall take place on March 29, 2005 (the "Auction Date"), at 3:00 pm, at the premises of BOVESPA.

2.2 Acceptance Procedures: At 12:00 pm on the Auction Date, Brokers (as described in Section 3 below) representing the shareholders who complied with the qualification requirements set out by Section 3 hereof shall inform the Auction Chief of BOVESPA or register directly in the MEGABOLSA System, by means of code AMBV11L, for the Share Payment Option, and code AMBV3L, for the Cash
Payment Option, the number of Common Shares held and to be sold by the shareholders that will be represented by them in the Auction ("Sale Order").

2.3 Third Party Competing Offers: Any third party may place a competing purchase bid for the acquisition of all or any part of the Common Shares, provided that:

     (i) such competing offer has been registered with CVM; and

     (ii) the competing bid amount is, at least, five per cent (5%) higher than the initial price for the Cash Payment Option of this Offer.

2.4 Brokerage Costs and Fees: All brokerage costs and fees, including "emolumentos", relating to the sale of Common Shares in Brazil will be borne by the respective sellers and those relating to the purchase will be borne, directly or indirectly, by the Offeror.

2.5 Offeror's Representative: Itau Corretora de Valores S.A. ("Itau Corretora") will be the representative of the Offeror at the Auction.

3.   QUALIFICATION

A common shareholder of AmBev wishing to participate in the Auction must qualify through Itau Corretora or any broker authorized to act in the stock exchange (each, a "Broker" and collectively, "Brokers") by 5:00 pm on March 28, 2005 ("Qualification Period"). The participation in the Auction shall comply with the rules established by the Transactions Rules of BOVESPA and the Companhia Brasileira de Liquidacao e Custodia ("CBLC"), in addition to the requirements set out by Sections 3.1 to 3.7, as applicable.

3.1 Documents Necessary to Qualification for the Share Payment Option:

     (i) For the purposes of the Share Payment Option, and the conditions of this Edital, Share Option Electing Shareholders are divided into three categories as follows:

          (a) any natural person, legal entity, fund or lawful universality, resident, domiciled or incorporated in Brazil that, after receiving the ordinary shares of InBev contemplated in this Offer and also taking into consideration any other unrelated transactions related to other investments made by such investor abroad, will have invested less than US$5 million (or its equivalent in any other foreign currency) outside Brazil in the 12-month period preceding the Auction ("Exempted Brazilian Investor"), as per Sections 5.5 and 5.6 below;

          (b) any natural person, legal entity, fund or lawful universality resident, domiciled or incorporated in Brazil that, after receiving the ordinary shares of InBev contemplated in this Offer and also taking into consideration any other unrelated transactions related to other investments made by such investor abroad, will have invested more than US$5 million (or its equivalent in any other foreign currency) outside Brazil in the 12-month period preceding the Auction ("Non-Exempted Brazilian Investor"), as per Sections 5.5 and 5.6 below; and

          (c) any natural person, legal entity, fund or lawful universality, resident, domiciled or incorporated outside Brazil that holds the Common Shares through a local managed portfolio pursuant to Resolution 2,689 of the CMN ("Non-Exempted Foreign Investor").

     (ii) A Share Option Electing Shareholder must qualify through the Brokers during the Qualification Period, directly or through a duly appointed attorney-in-fact, and furnish the following documents/information to the relevant Broker, as the case may be, without which the qualification of a Share Option Electing Shareholder will not be accepted:

          (a) a certified copy of each of the following documents, as the case may be: (1) Identification Card; (2) Individual Taxpayer Registration
          (CPF);   (3)  evidence  of  residence;   (4)  bylaws  or  articles  of
          association;  (5) Brazilian  Directory of Legal Entities  (CNPJ) card;
          (6) documentation providing the representation powers of those representing such Share Option Electing Shareholder (including the following personal document of such representatives: Identification Card; and Individual Taxpayer Registration (CPF)). Notwithstanding the provisions of section 3.1.1 below, each Broker may waive the requirement for the presentation of the documents listed in this paragraph (a), in the event the Share Option Electing Shareholder is already registered before such Broker and such registration is updated;

          (ii) irrevocable instructions to the custodian agent for the transfer of the Common Shares held by such Share Option Electing Shareholder to a portfolio account 7105-6 maintained by CBLC ("CBLC Account") on or prior to 10.00 am on the fifth business day following the Auction Date. All the Common Shares transferred to the CBLC Account will, on the fifth business day following the Auction Date, be removed from the Custodian Service of CBLC and registered in the name of each Share Option Electing Shareholder directly in the Registered Share Register Book of AmBev. Such Common Shares will be blocked by AmBev or its share register agent until the 10th business day prior to the Share Option Settlement Date (as described in Section 4.1. below). By instructing its custodian agent to transfer the Common Shares held by it to such CBLC Account, the Share Option Electing Shareholder shall be deemed to have:

               (1) authorized CBLC to remove the Common Shares from the Custodian Service of CBLC;

               (2) authorized CBLC to provide the name and records of the Share Option Electing Shareholder to AmBev of its share register agent, in order to permit that AmBev can identify and block the shares of such shareholder;

               (3) provided irrevocable instructions to AmBev and its share register agent to transfer the Common Shares so tendered by such shareholder to InBev or IIBV, as the case may be, free of payment, on the 10th business day prior to the Share Option Settlement Date;

               (4) authorized AmBev or its share register agent to inform the Intermediary Institution, which will in turn inform the Brazilian Central Bank and any other institutions involved in the Offer or its settlement, the number of Common Shares tendered by it at the

               Auction, and any other information relating to such Share Option Electing Shareholder;

          (c) a statement of the relevant Share Option Electing Shareholder providing the amount of Common Shares being tendered in the Offer, the contact details of a Brazilian Broker that will represent such investor and whether such investor qualifies as: (1) an Exempted Brazilian Investor; (2) Non-Exempted Brazilian Investor; or (3) Non-Exempted Foreign Investor;

          (d) for residents of the U.S., a representation that such shareholder is not a resident of a Cash Payment Option State (as described in Section 1.6 above), without which such U.S. Share Option Electing Shareholder will not be able to accept the Share Payment Option;

          (e) the documents referred to in Section 5.2 below;

          (f) details of an eligible account of such common shareholder of AmBev held with a bank participant of the Euroclear System to which InBev shares can be delivered, and contact details for such bank (names of at least two persons in charge and their telephone, fax and email numbers/addresses); and

          (g) power-of-attorney granted to the respective Broker, with enough powers to, on behalf of the Share Option Electing Shareholder, sign the bulletin of subscription of the newly issued ordinary shares of InBev, as to be provided by the Intermediary Institution.

3.2 Documents Necessary to Qualification for the Cash Payment Option: A shareholder of AmBev wishing to accept the Cash Payment Option shall qualify through the Brokers during the Qualification Period, directly or through a duly appointed attorney-in-fact and instruct the relevant Broker to represent such shareholder at the Auction as described in section 2.2 above. Each such shareholder shall provide that a certified copy of each of the following documents is delivered prior to the Auction Date, as the case may be:

          (i) Identification Card;

          (ii) Individual Taxpayer Registration (CPF);

          (iii) evidence of residence;

          (iv) bylaws or articles of association; and

          (v) Brazilian Directory of Legal Entities (CNPJ) card.

Besides the documents mentioned above, the representatives of legal entities, estates and other lawful universalities, interdicted persons, shareholders under age and attorneys-in-fact shall also submit originals or certified copies of the documentation proving their representation powers (including authorizing documentation of the company and the following personal documents of those representing these Legal Entities: Identification Card; and Individual Taxpayer Registration (CPF)). Each Broker may waive the requirement for the presentation of the documents listed in this section 3.2, in the event the Cash Option Electing Shareholder is already registered before such Broker and such registration is updated.

3.3 Additional Documents to Qualification of Managed Portfolio Investments under Resolution 2,689 of the CMN: A Shareholder that has invested in Common Shares through the mechanism set up by CMN's Resolution 2,689 (a "Resolution 2,689 Investor"), in addition to the documents described in Sections 3.1 or 3.2, as the case may be, shall also provide to the relevant Broker, prior to the Auction Date, a document attesting its registration number with CVM and BACEN (in the last case the so-called RDE-Portfolio number) and a certificate from its legal representative in Brazil certifying the number of Common Shares it holds and that will be tendered at the Auction. If such Resolution 2,689 Investor is a foreign individual, he/she must also provide a certified copy of his/her Individual Taxpayer Registration (CPF).

3.4 Holders of Bearer Common Shares: In addition to the documents and requirements set out above, as the case may be, the holders of bearer Common Shares must, prior to qualification, convert their Common Shares into book-entry Common Shares at least 15 days prior to the Auction, personally or by a duly appointed proxy, at any of the branches of Banco Itau S/A, which is the institution rendering book-entry share services to AmBev, with their respective Share Certificates.

3.5 Qualification of American Depositary Shares:

     (i) THERE IS NO  SEPARATE  TENDER  OFFER  BEING MADE IN THE U.S. TO ACQUIRE
     ADSS.

     (ii) Holders of American Depositary Shares ("ADSs") representing Common Shares of AmBev that wish to participate in the Auction by electing the Share Payment Option must mandatorily withdraw their Common Shares upon the deposit of their ADSs with The Bank of New York, convert themselves into a Resolution 2,689 Investor and in such capacity tender such Common Shares directly in the Auction by following the procedures for qualification pursuant to Sections 3.1 and 3.3 above.

     (iii) Holders of American Depositary Shares ("ADSs") representing Common Shares of AmBev that wish to participate in the Auction by electing the Cash Payment Option will be provided the opportunity to qualify through The Bank of New York, as receiving agent ("Receiving Agent") during the Qualification Period or directly if such holders withdraw their Common Shares upon surrender of their ADSs with The Bank of New York and elect to tender such Common

     Shares in the Auction. Those ADS holders who wish to receive the Cash Payment Option by qualifying through the Receiving Agent must send instructions to the Receiving Agent (as described in Section 3.6 below) and the Receiving Agent will then, within the assigned time, contact Itau Corretora de Valores S/A to tender the underlying Common Shares in the Auction and those ADSs will be cancelled so that the underlying shares may be tendered.

     (ii) Only the holder of record of the ADSs can make a tender of ADSs to the Receiving Agent. Any beneficial owner of ADSs that wishes to receive the Cash Payment Option must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the instruction form that will be sent to them by the Receiving Agent. If a beneficial owner authorises the tender of its ADSs, all those ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee sufficiently in advance of the Auction Date so as to permit that nominee to submit a tender of ADSs to the Receiving Agent on the beneficial owner's behalf within the Qualification Period. Holders of ADSs should consult their broker, dealer, commercial bank, trust company or other nominee to determine how much time they will need to submit such a tender.

3.6 Documents Necessary to Qualification of ADSs Holders: Any holder of ADSs that wishes to receive the Cash Payment Option by tendering ADSs to the Receiving Agent must, during the Qualification Period, complete and sign a letter of transmittal indicating their intent to participate in the Auction. ADS holders who wish to receive the Cash Payment Option must deliver the completed letter of transmittal, the applicable ADRs evidencing the ADSs tendered and all other required documents set forth in the letter of transmittal to the Receiving Agent no later than 5:00 pm, New York time, on the business date immediately prior to the Auction Date. ADS HOLDERS WILL NOT BE ABLE TO QUALIFY FOR RECEIPT OF THE SHARE PAYMENT OPTION THROUGH THE RECEIVING AGENT. AS NOTED ABOVE, HOLDERS OF ADSS MUST WITHDRAW THEIR COMMON SHARES UPON SURRENDER OF THEIR ADSS WITH THE BANK OF NEW YORK AND TENDER SUCH COMMON SHARES DIRECTLY IN THE AUCTION BY FOLLOWING THE PROCEDURES FOR QUALIFICATION SET FORTH IN SECTION 3.1

3.7 Additional Information on the Qualification of ADSs Holders: Additional information and questions by any ADS holder regarding procedures, fees and requirements for tendering ADSs under this Offer may be directed to: The Bank of New York - Tender & Exchange Department - 101 Barclay Street, Receive and Deliver Window, Street Floor, New York, NY 10286 - Telephone: 1-800-507-9357.

3.8 Documents to be Delivered to the Intermediary Institution: The Brokers representing Share Option Electing Shareholders shall deliver to the Intermediary Institution a certified copy of each of the documents referred to in Sections 3.1 and 3.3 to 3.6 above, as the case may be, along with the documents mentioned in Section 5.2 below, at the address mentioned in Section 5.8, until 12h00 pm of the third business day immediately after the Auction Date. The Share Option Electing Shareholder which documents referred above were not delivered to the
Intermediary Institution in the established term will be deemed as a non-qualification to participate in the Offer and will not have any right to receive ordinary shares of InBev or cash.

4.   SETTLEMENT

The Settlement of the Auction will occur in accordance with Sections 4.1 and 4.2 below for the Share Payment Option and Cash Payment Option, respectively.

4.1 Settlement of the Share Payment Option:

     (i) The settlement of the Share Payment Option ("Share Option Settlement Date") will occur as soon as practicable within 30 (thirty) days of the Final Qualification Date (as defined hereunder) and provided that the Intermediary Institution has received from each Share Option Electing Shareholder the following documents and information:

          (a) the special authorizations of BACEN necessary for the execution of
          the  following  non-cash  foreign  exchange  transactions   ("Non-Cash
          Foreign Exchange Transactions");

               (1) by InBev or IIBV, as the case may be, with respect to its investment in Brazil resulting from the acquisition of AmBev Common Shares through this Offer, pursuant to Law 4131/62 or Resolution 2,689 of the CMN;

               (2) by any Share Option Electing Shareholder that qualifies as a Non-Exempted Brazilian Investor, pursuant to Resolution 3,250 of CMN and Circular 3,268 of BACEN; and

               (3) by any Share Option Electing Shareholder that qualifies as a Non-Exempted Foreign Investor, pursuant to Resolution 2,689 of CMN.

          (b) the foreign exchange effects agreements related to relevant Non-Cash Foreign Exchange Transactions entered into by each Share Option Electing Shareholder, as well as a copy of the registration and settlement page of such foreign exchange transactions ("tela de registro e liquidacao") at BACEN (see Section 5 "Procedures before BACEN"); and

          (c) evidence that appropriate instructions have been sent to the bank referred to in 3.1 (f) above to receive the shares of InBev due to such Share Option Electing Shareholder on the Share Option Settlement Date.

     (ii) In the event that, no later than 10:00 am on May 30, 2005, which is the earliest business day that is a date 60 (sixty) days after the Auction Date (the "Final Qualification Date"), any Share Option Electing Shareholder does not duly present all the documents and information required for settlement of the Share Payment Option pursuant to paragraphs
     (a) to (c) of this Section 4, such Share Option Electing Shareholder shall be deemed not to have qualified for the Offer and the Intermediary Institution shall instruct CBLC to return the AmBev Common Shares tendered by such shareholder to its account within 5 (five) business days from Final Qualification Date, and no further compensation shall be due by InBev or the Intermediary Institution to the Share Option Electing Shareholder. Notwithstanding the foregoing, the Final Qualification Date may be extended by InBev and the Intermediary Institution exclusively in the event that BACEN does not grant the approvals referred to in paragraph (a) above within 45 (forty-five) days from the Auction Date. The Intermediary Institution will notify each Share Option Electing Shareholder of any such extension through the Broker representing such shareholder.

     (iii) The Share Option Settlement Date will be duly communicated by the Intermediary Institution to each Share Option Electing Shareholder that has complied with the qualification requirements set out in this Edital through its Broker. The Share Option Settlement Date shall be set by the Intermediary Institution and InBev, taking into consideration the time required by InBev or IIBV for the issuance and/or purchase of the InBev shares which are necessary to settle the Share Payment Option. The Intermediary Institution shall also inform each Share Option Electing Shareholder, through the relevant Broker, the number of newly issued shares of InBev that he/she will receive and provide a form of the bulletin of subscription within 5 (five) business days of the Final Qualification Date. Each Broker shall sign and return to the Intermediary Institution, on behalf of each Share Option Electing Shareholder that it represents, the bulletin of subscription of the newly issued ordinary shares of InBev that such shareholder is entitled to receive pursuant to this Offer, within 2
     (two) business days from the date on which it received the information regarding the number of InBev shares to be received by the shareholders it represents.

     (iv) On the Auction Date, each Share Option Electing Shareholder shall instruct the custodian agent(s) of its tendered Common Shares to transfer such tendered Common Shares to the CBLC Account (as described in Section 3.1(ii)(b) above) until the 5th business day following the Auction Date. Failure on the transfer of the Common Shares tendered by any Share Option Electing Shareholder pursuant to the terms mentioned herein shall be deemed as a non-qualification of such Share Option Electing Shareholder for the purposes of the Share Payment Option, in which case the provisions of section 4.5 shall apply.

4.2 Financial Settlement of the Cash Payment Option:

     (i) The financial settlement of the Cash Payment Option will be made in cash, and in Brazilian Reais (R$) as set forth in Section 1.4.2 above, on the date of financial settlement of the Cash Payment Option ("Cash Settlement Date"), which shall occur 05 (five) business days after the Auction Date.

     (ii) It shall be the responsibility of each Cash Option Electing Shareholder that elects the Cash Payment Option to authorize its custodian agent(s) to carry out the settlement as set forth herein, in accordance with CBLC rules.

4.3 Financial Guarantee: In accordance with the Intermediation Agency Agreement entered into by the Intermediary Institution, InBev, IIBV and InBev Brasil, the Intermediary Institution has agreed to guarantee the financial settlement of the Offer in cash pursuant to paragraph 4 of Article 7 of Instruction 361. For the avoidance of doubt and as provided by the Intermediation Agency Agreement, in the event that InBev and IIBV fail to deliver to the Intermediary Institution the InBev ordinary shares that are necessary to settle the Share Payment Option in relation to the Share Option Electing Shareholders, the Intermediary Institution shall guarantee the financial settlement of the Share Payment Option by paying to the Share Option Electing Shareholders an amount equivalent to the closing stock exchange price of the ordinary shares of InBev that such Share Option Electing Shareholders would have been entitled to receive, as published by Euronext Brussels on the Share Option Settlement Date. In case Euronext Brussels is closed on the Share Option Settlement Date, the pricing date mentioned herein will be the immediately preceding day on which Euronext Brussels is open. Such amount shall be converted into Brazilian Reais (R$) by using the exchange rates referred to in section 1.4.2 as they were on the Share Option Settlement Date and paid to the relevant Share Option Electing
Shareholders, together with any amounts due to such Share Option Electing Shareholders in respect of fractions of InBev shares pursuant to section 1.4.1(b), on the second business day after the Share Option Settlement Date.

4.4 CBLC: The financial settlement of the Auction shall be made in the modality gross settlement of the CBLC rules, as set forth in Chapter VII of the Manual of Operational Rules of the CBLC. The CBLC shall facilitate the Auction financial settlement pursuant to this Offer, upon receipt of the proceeds from the Offeror and the Common Shares from the tendering common shareholders, through their custodians. The CBLC shall not act as a central party guarantor of the financial settlement of the Auction.

4.5 Defaulting Shareholders: In the event any common shareholder of AmBev participating in the Auction fails to timely deliver or transfer all the Common Shares and the documents necessary for qualification in accordance with this Edital, irrespectively of the payment option elected by such shareholder (such shareholder, a "Defaulting Shareholder"), such Defaulting Shareholder will not qualify for this Offer, and will not be entitled to receive any payment therefore, whether in cash or in InBev shares. In the event any Common Shares have already been transferred by the

Defaulting Shareholder to InBev or to the CBLC Account referred to in section 3.1(ii)(b) above, such shares will be returned to the Defaulting Shareholder and no compensation shall be due to it by InBev, the Intermediary Institution or CBLC.

5. PROCEDURE BEFORE BACEN FOR SHARE PAYMENT OPTION

In order to request BACEN's prior authorization necessary for entering into the Non-Cash Foreign Exchange Transactions as mentioned in Section 4.1 (a), which is a condition precedent for the registration of the Common Shares acquired by InBev or IIBV under the Share Payment Option with BACEN (as mentioned in Section
1.4.1 above), each Share Option Electing Shareholder that qualifies as a Non-Exempted Brazilian Investor or a Non-Exempted Foreign Investor will be required to submit a letter requesting BACEN's authorization together with InBev or IIBV, as the case may be. Such request to BACEN ("Request") shall be made under procedures set forth below.

5.1  Request  for  the  entering  in the  necessary  Non-Cash  Foreign  Exchange
Transactions in relation to Non-Exempted Brazilian Investors and Non-Exempted Foreign Investors: The Request for entering into the necessary Non-Cash Foreign Exchange Transactions in relation to Non-Exempted Brazilian Investors and Non-Exempted Foreign Investors will be made after the completion of the Auction, by means of a joint petition signed by InBev or IIBV, as the case may be, and all the Brokers, in their capacity as attorneys-in-fact for such investors.

5.2 Documents Necessary for the Request: For the purpose of the Request, each Share Option Electing Shareholder that qualifies as a Non-Exempted Brazilian Investor or a Non-Exempted Foreign Investor will need to deliver to the relevant Broker, in addition to those documents necessary for qualification as per Sections 3.1 and 3.3. to 3.7 above, and then the Broker must deliver to the Intermediary Institution, by 12:00 p.m. on the third business day immediately after the Auction Date, at the address mentioned in Section 5.8 below, the following documents, as the case may be:

     (i) a power-of-attorney granting powers to the Broker to:

          (a) sign the petition to BACEN requesting the authorization to enter into the necessary Non-Cash Foreign Exchange Transactions on behalf of the Share Option Electing Shareholder that qualifies as a Non-Exempted Brazilian Investor or a Non-Exempted Foreign Investor;

          (b) sign any further petition necessary to be sent to BACEN in the due course of its analysis of the Request; and

          (c) sign on the Non-Cash Foreign Exchange Transaction.

     (ii) a certified copy of the documents through which such Share Option Electing Shareholder that qualifies as a Non-Exempted Brazilian Investor and Non-Exempted

     Foreign   Investor   granted   powers  to  those   that  have   signed  the
     power-of-attorney mentioned in item (i) above;

     (iii)  a  clearance   certificate  issued  by  the  Brazilian  Tax  Revenue
     Authorities (Secretaria da Receita Federal) attesting that there are no pending debts in the Share Option Electing Shareholder name; and

     (iv) a declaration that the Share Option Electing Shareholder that qualifies as a Non-Exempted Brazilian Investor or a Non-Exempted Foreign Investor will keep in its archives, for at least 5 (five) years from date of BACEN's authorization mentioned herein, copies of the following documents:

     (a)  list  of  its  controlling   shareholders   showing  their  respective
          corporate participation;

     (b) corporate documents that have authorised the Share Option Electing Shareholder to make such investment in InBev shares; and

     (c)  the last 3 (three) income tax return statements.

5.3 Share  Option  Electing  Shareholders  that  Qualify as  Exempted  Brazilian
Investors: Each Share Option Electing Shareholder that qualifies as an Exempted Brazilian Investor will be required to produce and deliver such documentation as set forth in items 3 and 5 of Circular 3,268 of BACEN as well as any other documentation as may be requested by the financial institution carrying out its Non-Cash Foreign Exchange Transaction.

5.4 Completion of the Non-Cash Foreign Exchange Transactions: Each Share Option Electing Shareholder shall be responsible for entering into the necessary Non-Cash Foreign Exchange Transaction and providing evidence of such transaction to the Intermediary Institution in accordance with Section 4.1 above prior to the Final Qualification Date.

5.5 Determination of the US$5 million threshold: For the purpose of determining the US$5 million threshold referred to in Section 3.1 above, all amounts invested by a Share Option Electing Shareholder (other than a Resolution 2,689 Investor or an ADS holder) shall include amounts invested directly by such investor as well as by other companies controlled or under the same control as such investor, as the case may be.

5.6 Value of the Investments: For the purpose of entry into the Non-Cash Foreign Exchange Transactions, the value of the investment made by each Share Option Electing Shareholder shall be equivalent to the number of InBev ordinary shares it is entitled to receive in exchange for the Common Shares tendered at the Auction pursuant to the ratio referred to in section 1.4.1 above, multiplied by the stock exchange closing price of InBev published by Euronext Brussels on the Auction Date. Such stock exchange closing price will be informed by InBev or the Intermediary Institution to the Share

Option Electing Shareholders on the first business day following the Auction Date through the relevant Brokers.

5.7 Tax, Costs and Expenses due on the Non-Cash Foreign Exchange Transactions or Settlement Process: CPMF and other costs, taxes and fees associated with the Non-Cash Foreign Exchange Transactions will be borne by each Share Option Electing Shareholder. In addition, any settlement fees, costs or taxes charged by CBLC or Euroclear in connection with the settlement of the Offer will be exclusively borne by the Share Option Electing Shareholders.

5.8 Address for the delivery of Documents to the Intermediary Institution: All documents to be delivered to the Intermediary Institution in accordance with this Edital must be delivered in person at the following address: Avenida Brigadeiro Faria Lima, no. 3,400, 4th floor, Sao Paulo - SP, c/o Felipe Pinto.

6. TRANSFER OF CONTROL AND OTHER RELEVANT AGREEMENTS

6.1 Contribution and Subscription Agreement:

     (i) The Transfer of Control is regulated by the Contribution and Subscription Agreement (the "CSA") entered into on March 3rd, 2004 by and among the Offeror and S-Braco Participacoes S.A., Rougeval Limited, Tinsel Investments Inc., Empresa de Administracao e Participacoes S.A. - ECAP, Braco S.A, Braco Management Inc., Tinsel Participacoes Ltda. (denominated on the consummation of the transactions set forth in the CSA Braco Investimentos S.A and currently denominated InBev Holding Brasil S.A.), Tinsel Investments S.A. (currently denominated Ambrew S.A.), BRC SA., The Stichting Interbrew, Eugenie Patri Sebastien and Bracopar S.A.

     (ii) Pursuant to the CSA, BRC SaRL (new corporate name of BRC S.A. as a result of the conversion of the company from a corporation into a limited liability company) contributed to the Offeror 100% of the capital stock of Tinsel Investments S.A. thereby making InBev the indirect owner of:

          (a) all of the AmBev common stock held by Braco Investimentos S.A. (approximately 4.21 billion shares of AmBev common stock); and

          (b) approximately 3.98 billion shares of AmBev common stock held through InBev's ownership of 98.64% of the capital stock of Empresa de Administracao e Participacoes S.A. - ECAP (which holds a total of approximately 4.04 billion shares of AmBev common stock). In exchange for the contribution to the Offeror of 100% of the capital stock of Tinsel Investments S.A., the Offeror issued to BRC SaRL 141,712,000 new ordinary shares of the Offeror (representing approximately 24.7% of the then issued and outstanding shares of the Offeror).

     (iii) As a result of the consummation of the transactions set forth in the CSA, InBev indirectly acquired 8,199,047,952 common shares of AmBev, representing approximately 52.2% of the voting capital and 21.7% of the total capital stock of AmBev, as of August 2004.

7. APPRAISAL REPORT AND REFERENCE FOR PRICE

7.1 The Intermediary Institution prepared on June 30, 2004, an appraisal report of the Company ("Appraisal Report"), in the form of CVM Instruction no. 361/02, which contains the calculation of the price of the shares of AmBev, considering the following methodologies:

     (i) Book Value: the book value on June 30, 2004 was R$104.90 per lot of one thousand Common Shares,

     (ii) Weighted average quotation price: the weighted average quotation price of the AmBev common shares in BOVESPA between September 1st, 2003 to August 30, 2004 resulted in the value of R$ 953.00 per lot of one thousand Common Shares, and

     (iii) Economic Value: the economic value of AmBev, calculated according to discounted cash flow methodology, resulted in value interval of R$ 819.00 and R$ 901.00 per one thousand Common Shares on June 30, 2004.

7.2  Declaration:   As  per  article  8  of  CVM  Instruction  no.  361/02,  the
Intermediary Institution expressly declares that:

     (i) it does not hold shares issued by AmBev;

     (ii) Cia Itau leasing de Arrendamento Mercantil, an affiliate of the Intermediary Institution, holds 243,714 common shares issued by AmBev;

     (iii) Banco Itau S.A discretionary administrates 6,729,964 common shares and 48,388,096 preferred shares issued by AmBev;

     (iv) it believes that the best methodology described in the Valuation Report to evaluate AmBev is Discounted Cash Flow;

     (v)  there  are  no  conflicts  of  interest   that  reduce  Itau  BBA  S.A
     independence required by law to perform its functions under this Offer; and

     (vi) the cost of the valuation report was R$400,000.00 which shall be borne entirely, directly or indirectly, by the Offeror.

8. CONSOLIDATED INFORMATION ABOUT AMBEV

8.1 Head Office, Jurisdiction and Corporate Object: The head office and jurisdiction of AmBev is located at Rua Dr. Renato Paes de Barros, no. 1017, in the City of Sao Paulo, State of Sao Paulo and its main corporate object is the production and sale of beer, concentrates, soft drinks and other beverages.

8.2 History of the Incorporation of AmBev and the Development of its Activities:
Companhia de Bebidas das Americas - AmBev activities include the production and sale of beer, soft drinks and other beverages through its subsidiaries in Brazil and other countries as described below. AmBev was incorporated as Aditus Participacoes S.A. (Aditus) on September 14, 1998. AmBev is a publicly held corporation, incorporated under the laws of the Federative Republic of Brazil. Prior to July 1, 1999, it had no operations. On July 1, 1999, the controlling shareholders of Companhia Cervejaria Brahma (Brahma) and Companhia Antarctica Paulista - Industria Brasileira de Bebidas e Conexos (Antarctica), both Brazilian corporations, contributed all of their common and preferred shares in Brahma and Antarctica in exchange for shares of the same type and class of AmBev (the controlling shareholders' contribution). On March 31, 2001, Brahma was merged into Antarctica, and Antarctica changed its name to Companhia Brasileira de Bebidas (CBB). AmBev and CBB are both Brazilian corporations. AmBev currently maintains its major operations in Brazil but also has relevant operations in Argentina, Paraguay, Uruguay, Bolivia and Chile. AmBev also operates in other Latin American countries such as Venezuela, Guatemala, Peru, Equador and the Dominican Republic. As made public by a Material Fact Notice on August 31, 2004, AmBev successfully completed the merger with Labatt Brewing Canada Holding Ltd., which operates in Canada. For further information and details on AmBev's history, please refer to its filings in CVM or AmBev website: www.AmBev.com.br

8.3 Shareholding Composition: AmBev's shareholding composition (per lot of one thousand shares) as of December 31, 2004 was as follows:

--------------------------------------------------------------------------------------------------------
        Shareholders            Number of      % de    Number of 'PN'    % de     Total Number       %
                               'ON' Shares     'ON'        Shares        'PN'       of Shares      Total
--------------------------------------------------------------------------------------------------------
   Interbrew International    7,866,181,882    33.39   11,398,181,319    34.84   19,264,363,201    34.23
            B.V.
--------------------------------------------------------------------------------------------------------
  InBev Holding Brasil S.A.   4,214,345,033    17.89          0            0      4,214,345,033     7.49
--------------------------------------------------------------------------------------------------------
  Emp. de Adm. e Part. S.A    4,039, 568,225   17.15          0            0      4,039,568,225     7.18
         -ECAP
--------------------------------------------------------------------------------------------------------
  FAHZ - Fundacao Antonio e   3,794,204,726    16.11    444,332,513      1.36     4,238,537,239     7.53
      Helena Zerrenner
--------------------------------------------------------------------------------------------------------
   Directors and Officers       6,006,448      0.03      750,538,776     2.29     756,545,224       1.34
--------------------------------------------------------------------------------------------------------
      Treasury Shares *         60,730,600     0.26     1,589,604,232    4.86     1,650,334,832     2.93
--------------------------------------------------------------------------------------------------------
           Others             3,577,208,360    15.17   18,536,839,691    56.65   22,114,048,051    39.30
--------------------------------------------------------------------------------------------------------
            TOTAL             23,558,245,274    100    32,719,496,531     100    56,277,741,805     100
--------------------------------------------------------------------------------------------------------

     *Includes shares held by an AmBev subsidiary.

8.4 AmBev's consolidated economic-financial indicators:


-------------------------------------------------------------------------------------------------------------------
                                                         12/31/2001     12/31/2002      12/31/2003       09/30/2004
-------------------------------------------------------------------------------------------------------------------
Subscribed Capital Stock (R$ thousand)                    2,944,288      3,046,244       3,124,059        4,742,803
-------------------------------------------------------------------------------------------------------------------
Shareholders Equity (R$ thousand)                         3,363,437      4,129,647       4,308,217       17,636,647
-------------------------------------------------------------------------------------------------------------------
Net Revenue (R$ thousand)                                 6,525,585      7,325,302       8,683,767        7,503,190
-------------------------------------------------------------------------------------------------------------------
Operating Profit (R$ thousand)                              990,999      1,379,507       1,964,862        1,176,877
-------------------------------------------------------------------------------------------------------------------
Net income (R$ thousand)                                    784,568      1,510,313       1,411,570          701,799
-------------------------------------------------------------------------------------------------------------------
Total Liabilities (R$ thousand)                           7,576,449      8,172,616      10,325,468       13,865,265
-------------------------------------------------------------------------------------------------------------------
Current Liabilities (R$ thousand)                         3,412,003      2,833,592       4,719,996        5,284,562
-------------------------------------------------------------------------------------------------------------------
Long Term Liabilities (R$ thousand)                       4,164,446      5,339,024       5,605,472        8,580,703
-------------------------------------------------------------------------------------------------------------------
Number of Shares (does not include Treasury Shares)
(thousand)                                               38,620,925     38,258,067      37,912,634       55,065,285
-------------------------------------------------------------------------------------------------------------------
EPS per 1,000 Shares (R$)                                     20.31          39.48           37.23            12.74
-------------------------------------------------------------------------------------------------------------------
BVPS per 1,000 Shares (R$)                                    87.09         107.94          113.64           320.29
-------------------------------------------------------------------------------------------------------------------
Total Liabilities / Shareholders' Equity (%)                  225.3%         197.9%          239.7%            78.6%
-------------------------------------------------------------------------------------------------------------------
Net Income / Shareholders' Equity (%)                          23.3%          36.6%           32.8%            3.97%
-------------------------------------------------------------------------------------------------------------------
Net Income / Net Revenue (%)                                   12.0%          20.6%           16.3%            9.35%
-------------------------------------------------------------------------------------------------------------------
Net Income / Subscribed Capital Stock (%)                      26.6%          49.6%           45.2%            14.8%
-------------------------------------------------------------------------------------------------------------------


8.5 Historical Common Stock Information:


              --------------------------------------------------------------------------------------
                  NUMBER OF    NUMBER OF SHARES        FINANCIAL VOL. R$            AVERAGE PRICE
                 BUSINESSES       NEGOTIATED                                      R$/THOUSAND SHARES
----------------------------------------------------------------------------------------------------
Sep-03                192         21,080,000               12,423,578                     589
Oct-03                225         18,350,000               10,901,048                     594
Nov-03                231         27,290,000               16,193,208                     593
Dec-03                298         41,180,000               25,378,785                     616
Jan-04                183         12,890,000                8,583,604                     666
Feb-04                243         23,230,000               15,693,074                     676
Mar-04              1,435        207,030,000              193,876,492                     936

Apr-04                470         70,960,000               70,075,709                     988
May-04                576         75,130,000               82,030,518                   1,092
Jun-04                327         85,030,000              102,029,100                   1,200
Jul-04                186         37,430,000               43,926,845                   1,174
Aug-04                296         40,120,000               47,485,426                   1,184
Sep-04                268         85,350,000              104,055,042                   1,219
Oct-04                326         85,420,000              110,734,851                   1,296
Nov-04                303         67,540,000               92,674,326                   1,372
Dec-04                410        156,330,000              209,891,762                   1,343
Jan-05                278         38,070,000               50,958,722                   1,339
------------------------------------------------------------------------------------------------


8.6 Historical Preferable Stock Information:

--------------------------------------------------------------------------------------------------------
                    NUMBER OF       NUMBER OF SHARES         FINANCIAL VOL.             AVERAGE PRICE
                   BUSINESSES          NEGOTIATED                  R$                R$/ THOUSAND SHARES
--------------------------------------------------------------------------------------------------------
Sep-03                9,374           868,350,000            570,671,601.90                       657
--------------------------------------------------------------------------------------------------------
Oct-03                8,540           644,250,000            410,161,587.90                       637
--------------------------------------------------------------------------------------------------------
Nov-03                8,869           680,530,000            445,089,100.40                       654
--------------------------------------------------------------------------------------------------------
Dec-03                6,564           565,340,000            389,722,653.10                       689
--------------------------------------------------------------------------------------------------------
Jan-04                9,403           739,300,000            548,128,070.90                       741
--------------------------------------------------------------------------------------------------------
Feb-04                7,299           596,220,000            430,574,008.90                       722
--------------------------------------------------------------------------------------------------------
Mar-04               32,627         2,582,100,000          1,548,530,172.30                       600
--------------------------------------------------------------------------------------------------------
Apr-04               10,564           819,610,000            445,658,951.70                       544
--------------------------------------------------------------------------------------------------------
May-04               10,189         1,021,450,000            566,399,888.20                       555
--------------------------------------------------------------------------------------------------------
Jun-04                7,542           981,490,000            590,378,630.20                       602
--------------------------------------------------------------------------------------------------------
Jul-04                7,688         1,202,390,000            773,167,959.40                       643
--------------------------------------------------------------------------------------------------------
Aug-04                7,768           683,820,000            443,962,883.00                       649
--------------------------------------------------------------------------------------------------------
Sep-04                6,460           670,290,000            420,191,587.40                       627
--------------------------------------------------------------------------------------------------------
Oct-04                6,131           907,770,000            611,892,713.80                       674
--------------------------------------------------------------------------------------------------------
Nov-04                5,145           374,030,000            258,273,678.00                       691
--------------------------------------------------------------------------------------------------------
Dec-04                7,820           662,430,000            495,325,412.30                       748
--------------------------------------------------------------------------------------------------------
Jan-05                5,547           383,260,000            274,246,767.00                       716
--------------------------------------------------------------------------------------------------------

8.7 Share Dividend ("Bonificacao"): Upon completion of the settlement of the Auction resulting from the Offer, the Board of Directors of AmBev, according to its bylaws and to article 166, II of Law 6.404/76, intends to approve a Bonificacao to its shareholders at the rate of 1 new common share for each 5 existing common or 5 preferred shares of AmBev outstanding in the market. Such Bonificacao shall occur through the capitalization of part of the existing capital reserve of AmBev and the issuance only of common shares with the objective of maintaining the liquidity of the trading market for AmBev's common shares after the completion of the Offer. AmBev common shareholders that tender their common shares in the Offer will not receive any new AmBev common shares to be issued through the Bonificacao.

8.8. Cash Dividend: AmBev has already announced that it intends to make a complementary distribution of the results of 2004 by means of distributing to its shareholders for payment beginning February 15, 2005, interest on capital, to be imputed to the minimum compulsory dividends from the results of 2004, in the total amount of R$9.6800 per thousand common shares and R$10.6480 per thousand preferred shares, resulting in the total gross amount of R$558,927,035.24, and dividends, also to be imputed to the minimum compulsory dividends from the results of 2004, in the amount of R$7.3600 per thousand common shares and R$8.0960 per thousand preferred shares, resulting in the total amount of R$424,969,316.05. The base date for the shareholders of BOVESPA was January 14, 2005 and for the shareholders of the New York Stock Exchange said base date shall be January 20, 2005. Accordingly, in both markets, shares of AmBev shall be traded ex-dividends from January 17 and 18, 2005 on, and they shall be qualified as such for the Offer.

9. INFORMATION ABOUT INBEV

9.1 Head Office, Jurisdiction and Corporate Object: The head office and jurisdiction of InBev is located at Grand'Place, no. 1, B-1000 Brussels, Belgium and its main corporate object is the production and trading of beer, beverages and ancillary food products.

9.2 History of InBev and the Development of its Activities: InBev is a publicly traded company based in Belgium. InBev was incorporated on 2 August 1977 but the company's origin dates back to 1366. InBev and its affiliates (excluding AmBev for that purpose) have a portfolio of more than 200 brands, including Beck's, Stella Artois, Leff, Hoegaarden, Staropramen and Bass, employ nearly 50,000 people and have operations in about 20 countries.

9.3  Information  about the Offeror's  Controlling  Shareholders:  The following table shows the ownership based on information provided to InBev as of 1st September 2004 by those shareholders of InBev who are compelled to disclose periodically their shareholding pursuant to the Belgian law on the notification of major shareholdings and the by-laws of the company. It also reflects the 12,500,001 new InBev ordinary shares that were issued to SUN Trade (International) Ltd. on 31 January 2005 in connection with the closing of the transaction concerning SUN Interbrew Ltd., as announced on 31 January 2005:

-------------------------------------------------------------------------------
             Shareholders                 Total number of    % of outstanding
               of InBev                       shares           InBev shares
-------------------------------------------------------------------------------
         Stichting Interbrew                321,712,000            54.65
-------------------------------------------------------------------------------
    Fund Interbrew-Baillet Latour             3,370,800             0.57
-------------------------------------------------------------------------------
       Fund Voorzitter Verhelst               4,494,000             0.76
-------------------------------------------------------------------------------
   Eugenie Patri Sebastien ("EPS")           63,394,000            10.76
-------------------------------------------------------------------------------
   Rayvax Societe d'Investissements          19,316,000             3.28
-------------------------------------------------------------------------------
          Sebastien Holding                     302,990            0.051
-------------------------------------------------------------------------------
    SUN Trade (International) Ltd.            12,500,001            2.12
-------------------------------------------------------------------------------
                Others                       163,527,410           27.78
-------------------------------------------------------------------------------
                TOTAL                        588,617,201             100
-------------------------------------------------------------------------------

10. SUPERVENING OBLIGATIONS

10.1. Additional Obligations: The Offeror agrees to pay to holders of Common Shares that had accepted the Offer an additional payment equal to a positive difference, if any, between (i) the price paid by InBev, IIBV or Inbev Brazil, as the case may be, to such shareholders for his or her Common Shares, adjusted for inflation by the variation of the Brazilian Reference Rate ("TR") plus six per cent (6%) interest per year (base of 365 days) "pro rata temporis" from the date of the Auction Date until the date of such additional amount becomes due (adjusted according to the alterations in the number of shares derived from split-ups, groupings and conversions), and (ii) the price per thousand shares which would be due, or which might be due, upon the occurrence, within 1 (one) year from the Auction Date, of either: (a) a fact requiring or which might require the holding of an obligatory public offer of acquisition of the same shares object of this Offer, or (b) a corporate event permitting the exercise of appraisal rights by holders of common shares that accepted the Offer if they were still shareholders of AmBev and dissented from the resolution that approved such corporate event.

11. OTHER INFORMATION

11.1 Updating of Publicly Held Company Registration: AmBev's hereby represents that its registration as a publicly held company, pursuant to article 21 of Law no. 6.385/76 is duly updated.

11.2 Non-existence of Non-Disclosed Relevant Facts or Circumstances: The Intermediary Institution and the Offeror represent that they are not aware of the existence of any material facts or circumstances not disclosed to the public, which might have a relevant influence in AmBev's results or in AmBev common shares' quotations and prices in the market.

11.3. Definition of Business Day: For the purposes of this Edital and in accordance with the Intermediation Agreement1 entered into by and among the Intermediary Institution, InBev, IIBV and InBev Brasil, the expression "business days" shall mean any day, other than Saturday and Sunday, on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the cities of Sao Paulo, Brasilia, London, New York and Brussels.

11.4 Access to the Appraisal Report, to the Invitation to Bid and to the Shareholders List: The Appraisal Report, this Invitation to Bid and the list of AmBev's shareholders are at the disposal of any interested person (the last document only upon identification and receipt signed by the interested party) at the address below. Alternatively, the Appraisal Report and this Invitation to Bid may be accessed through the following Internet webpages:

                    COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV
    Rua Dr. Renato Paes de Barros, no. 1017, 4th floor, Itaim - Sao Paulo, SP
                                www.ambev.com.br

                         COMISSAO DE VALORES MOBILIARIOS
            Rua Formosa, no. 367, 20th floor - Centro, Sao Paulo, SP.
                    Rua Sete de Setembro, no. 111, 5 floor -
                   "Centro de Consultas"- Rio de Janeiro, RJ
                                 www.cvm.gov.br


                     BOLSA DE VALORES DE SAO PAULO - BOVESPA
                   Rua XV de Novembro, no. 275, Sao Paulo, SP
                               www.bovespa.com.br


                  COMPANHIA BRASILEIRA DE LIQUIDACAO E CUSTODIA
                   Rua XV de Novembro, no. 275, Sao Paulo, SP
                                 www.cblc.com.br


                               BANCO ITAU BBA S/A
                     Av. Briagdeiro Faria Lima, no. 3400,4th
                              Floor, Sao Paulo, SP
                               www.itaubba.com.br

11.5 Registration before CVM: This Offer was previously submitted to the analysis of CVM and it was registered on February 9, 2005, under no. CVM/SRE/OPA/ALI/2005/002. On February 4, 2005 BOVESPA has authorized the holding of an auction in its floor session.

THE GRANTING OF THE REQUEST OF REGISTRATION OF THIS OFFER BY CVM DOES NOT IMPLY A JUDGMENT BY CVM THAT THE GIVEN INFORMATION IS TRUE OR ANY JUDGMENT BY CVM
ABOUT THE QUALITY OF THE OBJECT COMPANY OR ABOUT THE PRICE OFFERED FOR THE SHARES THAT ARE THE OBJECT OF THIS OFFER.